Exhibit 10.3

NON-QUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE

WOLVERINE TUBE, INC.

2007 STOCK NON-QUALIFIED STOCK OPTION PLAN

THIS AGREEMENT, dated as of March 29, 2007 (this “Agreement”), between Wolverine Tube, Inc. (the “Company”) and                      (the “Participant”).

Preliminary Statement

The Participant, as an Eligible Employee of the Company or an Affiliate, was granted a non-qualified stock option (the “Option”) on March 29, 2007 (the “Grant Date”) to purchase the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), set forth below, pursuant to the Wolverine Tube, Inc. 2007 Stock Non-Qualified Stock Option Plan (as the same may be amended from time to time, the “Plan”). The grant was made by the Board of Directors of the Company as no committee had been appointed to administer the Plan at the time of the Option grant. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan as in effect on the date hereof has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan as in effect on the date hereof and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1. Tax Matters. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Option is intended to comply with Section 409A of the Code and this Agreement shall be construed and interpreted in a manner consistent with such intent.

2. Grant of Option. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Participant is hereby granted an Option to purchase from the Company                      shares of Common Stock (the “Option Shares”), at the prices per share (the “Option Prices”) designated with respect to the applicable portion of the Option set forth below, as follows:

Portion of Option	Option Prices
[40%]	$1.10
[30%]	$1.40
[30%]	$2.20

3. Vesting and Exercise.

(a) The Option shall vest in tranches as provided below, which shall be cumulative. The Options Price of a vested tranche (or portion thereof) shall be determined on a pro rata basis based on the provisions of Section 2 above. To the extent that the Option has become vested as provided below, the Option thereafter may be exercised by the Participant, in whole or in part, in accordance with Section 3(b) below and in accordance with Section 6.2(d) of the Plan, including, without limitation, the filing of such written form of exercise notice, if any, as may be required by the Committee or the Company and the payment in full of the Option Price multiplied by the number of Option Shares underlying the portion of the Option exercised; provided that payment of the Option Price may be satisfied: (i) by having the Company retain Option Shares that would otherwise be delivered upon exercise that are sufficient in value (valued at their Fair Market Value as of the day immediately prior to the date of exercise) to cover the payment of the Option Price; or (ii) by delivery to the Company by the Participant of any previously owned shares of Common Stock. Upon expiration of the Option, the Option shall be cancelled and no longer exercisable. The following table indicates each date upon which the Participant shall be vested and entitled to exercise the Option with respect to the percentage of the Option indicated beside such date, provided that the Participant has not had a Termination any time prior to such date (each of the dates set forth below being herein called a “Vesting Date”):

Vesting Date	Percentage of Vested Option
First anniversary of the Grant Date	20%
Second anniversary of the Grant Date	40%
Third anniversary of the Grant Date	60%
Fourth anniversary of the Grant Date	80%
Fifth anniversary of the Grant Date	100%

(b) The Participant shall in all cases be required to exercise the vested percentage of the Option solely upon the earliest of the following events to first commence:

(i)	at any time during the applicable fixed exercise period specified below:

Vesting Date	Exercise Period
1/2 Tranche vesting in 2008	2010
1/2 Tranche vesting in 2008	2011
1/2 Tranche vesting in 2009	2012
1/2 Tranche vesting in 2009	2013
Full Tranche vesting in 2010	2014
Full Tranche vesting in 2011	2015
Full Tranche vesting in 2012	2016

(ii)	at any time during the first full calendar year following the Participant’s death or Disability;

(iii)	if the Participant is a “specified employee,” (as defined under Section 409A of the Code and in accordance with the rules specified by the Company), following a separation from service (within the meaning of Section 409A of the Code) without Cause as follows:

Separation From Service Occurs	Exercise Period
On or after January 1 to March 31	90 day period following the six month period after separation
On or after April 1 to December 31	90 day period commencing in the following calendar year provided that the 90 day period does not commence prior to the six month period after separation
On or after January 1 to May 31	30 day period following the six month period after separation
On or after June 1 to December 31	30 day period commencing in the following calendar year provided that the 30 day period does not commence prior to the six-month period after separation

(iv)	if the Participant is not a “specified employee,” following a separation from service (within the meaning of Section 409A of the Code) without Cause as follows:

Separation From Service Occurs	Exercise Period
On or after January 1 to October 1	90 day period following separation
On or after October 2 to December 31	90 day period commencing in the following calendar year
On or after January 1 to December 1 and is voluntary (other than an event that would be grounds for a Cause termination)	30 day period following separation
On or after December 2 to December 31 and is voluntary (other than an event that would be grounds for a Cause termination)	30 day period commencing in the following calendar year

(c) There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date, provided that the Management Agreement has not terminated at any time prior to such Vesting Date.

(d) Notwithstanding the foregoing, the Participant may not exercise the Option unless the Option Shares are then registered under the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and the Participant may not exercise the Option if the Company determines that such exercise would not be in compliance with such laws and regulations. In addition, the Participant may not exercise the Option if the terms of the Plan do not permit the exercise of Options at such time.

4. Option Term. The term of the Option shall be 10 years after the Grant Date and the Option shall expire at 5:00 p.m. (Eastern Time) on the 10th anniversary of the Grant Date, subject to earlier termination in the event of (a) the Participant’s Termination as specified in Section 5 or (b) the failure of the Participant to exercise the vested percentage of the Option in accordance with Section 3(b).

5. Termination. Any portion of the Option that is not vested as of the date of the Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

6. Restriction on Transfer of Option. No part of the Option shall be subject to Transfer other than by will or by the laws of descent and distribution. During the lifetime of the Participant, the Option may be exercised only by the Participant or the Participant’s guardian or legal representative. The Option shall not be subject to levy by reason of any execution, attachment or similar process. Upon any attempt to Transfer the Option or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately and automatically become null and void.

7. Change in Control. In the event of a Change in Control, the Committee may, in its sole discretion, cancel the Option subject to the terms and conditions specified in the Plan and the requirements of Section 409A, effective at any time within 30 days prior to or 12 months following a Change in Control (or during such other time period permitted under Code Section 409A), provided that the event giving rise to the Change in Control constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the assets” of the Company under Section 409A of the Code. The Committee may elect, in its sole discretion, to terminate the Options to the extent permitted under Proposed Treasury Regulation Section 1.409A-3(h)(2)(viii) or other regulations issued under Code Section 409A.

8. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to the Option unless and until the Participant has become the holder of record of the Option Shares. No adjustments shall be made to the Option, the Option Shares or the Option Price for dividends in cash or other property, distributions or other rights in respect of the Option or any Option Shares, except as otherwise may be specifically provided for in the Plan. No shares of Common Stock shall be issued unless and until payment therefor has been made or provided and any required conditions under the Plan are satisfied.

9. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements and understandings (whether written or oral) between the Company and the Participant with respect to the subject matter hereof.

10. Notices. Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate party at the address set forth below:

If to the Company, to:

Wolverine Tube, Inc.

200 Clinton Avenue West, Suite 1000

Huntsville, Alabama 35801

Facsimile:        (        )        -

Attention:         [                          ]

If to the Participant, to the address for the Participant on file with the Company

; or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party. Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).

11. No Obligation to Continue Employment. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company or its Affiliates will employ or continue to employ the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any Option is outstanding, nor does it modify in any respect the Company’s or its Affiliates’ right to terminate or modify the Participant’s employment.

12. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13. 409A. NOTWITHSTANDING ANYTHING HEREIN OR IN THE PLAN TO THE CONTRARY, THIS OPTION IS DEEMED TO BE DEFERRED COMPENSATION UNDER SECTION 409A OF THE CODE AND THE COMPANY SHALL BE PERMITTED TO AMEND THE PLAN AND THE OPTION TO COMPLY WITH SECTION 409A WITHOUT THE PARTICIPANT’S CONSENT. THE COMPANY SHALL HAVE NO LIABILITY TO THE PARTICIPANT OR OTHERWISE IF THE OPTION AND ANY AMOUNTS PAID OR PAYABLE THEREUNDER ARE SUBJECT TO SECTION 409A OF THE CODE.

14. Counterparts. This Agreement may be executed with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

WOLVERINE TUBE, INC.

By:
Title:

PARTICIPANT

[Name]
[Social Security Number]

I,                                         , the spouse of the Participant, do hereby join with my spouse in executing this Agreement and do hereby agree to be bound by all of the terms and provisions thereof.

Name: